Loan Agreement

between:

1.	Capt. Alfred Hartmann

with business address at Neue Straße 24, 26789 Leer, Germany.

 – hereinafter referred to as the “Lender” –

and

2.	Suresh Capital Maritime Partners Germany GmbH

a company organised and existing under the laws of Germany, with registered office at Garrelsstrasse 14, 26789 Leer, Germany, represented by it’s managing director, Mr. Jason Morton.

– hereinafter referred to as the “SCMP” –

WHEREAS

1.
SCMP is a limited partner in ATL Offshore GmbH & Co. “ISLE OF SYLT” KG with a subscribed share-capital of EUR 10,125,000.00, ATL OFFSHORE GMBH & CO. “ISLE OF NEUWERK” KG with a subscribed share-capital of EUR 10,125,000.00 and ATL OFFSHORE GMBH & CO. “ISLE OF USEDOM” KG with a subscribed share-capital of EUR 10,125,000.00 (the “KGs”); and

2.	SCMP has not provided to the KGs part of the subscribed share-capital; and

3.
each of the the KGs has entered into a separate shipbuilding contract for the construction of one anchor handling tug supply vessel each with FINCANTIERI - Cantieri Navali Italiani S.p.A. of Genoa, Italy (hereinafter “FINC”), bearing FINC Hull-Nos 6169 (ATL Offshore GmbH & Co. “ISLE OF SYLT” KG), 6172 (ATL Offshore GmbH & Co. “ISLE OF NEUWERK” KG) and 6173 (ATL Offshore GmbH & Co. “ISLE OF USEDOM” KG) (the hulls hereinafter referred to as the “Vessels” and each of them as “Vessel [+ hull-no]”). Such contracts, as may have been from time to time altered or amended, are hereinafter referred to as the “Shipbuilding Contracts”; and

4.
the KGs have, together with 9 other KG’s, entered into a Loan, Guarantee Facility and Credit Facility Agreement dated December 19th, 2008 with Norddeutsche Landesbank Girozentrale, Hannover, Germany (“Nord/LB”) as lender for the provision of part-financing of the purchase price of the vessels (“Nord/LB Senior Loan Facility”); and

5.	The Lender is prepared to provide additional funds to SCMP in order to allow the KGs to draw down the relevant tranches for the construction time financing.

THE PARTIES THEREFORE NOW AGREE AS FOLLOWS:

A.

Loan from the Lender to SCMP

I.	Grant and Purpose of the Loan

1.	The Lender grants a loan to SCMP in the total amount of € 6,620,000.00 (in words: Euro six million and six hundred twenty thousand) (the “Loan”).

2.
The purpose of the Loan is to allow SCMP to make payment in respect of all or part of SCMP’s outstanding equity-obligation to the respective KGs. The Loan shall therefore be paid by the Lender within 2 banking days of signing hereof for and on behalf of SCMP directly to the bank-account of the respective KGs as set out in cl. C.I. below, such payment being explicitly designated as payment for SCMP. On the transfer note the Lender shall state "Payment of Equity Capital by Suresh Capital Maritime Partners Germany GmbH". The Loan shall be divided in 3 tranches as follows:

2.1	Tranche 1 in the amount of € 1,900,000.00 (in words: Euro one million and nine hundred thousand) shall be paid to ATL OFFSHORE GMBH & CO. KG “ISLE OF SYLT” KG;

2.2	Tranche 2 in the amount of € 2,100,000.00 (in words: Euro two million and one hundred thousand) shall be paid to ATL OFFSHORE GMBH & CO. KG “ISLE OF NEUWERK” KG;

2.3	Tranche 3 in the amount of € 2,620,000.00 (in words: Euro two million and six hundred and twenty thousand) shall be paid to ATL OFFSHORE GMBH & CO. KG “ISLE OF USEDOM” KG.

II.	Interest on the SCMP-Loan

1.	The Loan shall bear interest of 6% p.a. Interest shall be calculated on the basis of the exact number of days outstanding, the exact amount outstanding and a 360 days year.

2.	Said interest is to be paid by SCMP to the Lender on the day following one year after signing of this agreement and on any of the four anniversaries thereto without any taxes, fees and other charges.

III.	Term of the Loan

1.	The Loan is granted for a fixed period of 5 (five) years after signing of this Agreement. The Loan shall be repaid by SCMP to the Lender 60 month after signing hereof.

2.	The Loan shall be prepaid prior to the end of the 5 year-period:

2.1	in case SCMP has accumulated sufficient funds to make payment of all or part of the outstanding amounts under the Loan; or

2.2
in case of a sale or actual or agreed total loss of any or all of the Vessels within 5 (five) banking days after the purchase price from any buyer of each respective Vessel has been paid or any substitute from any insurance and/or P&I has been paid.

2.3
In case that dividends from any of the three KGs are paid to the shareholders, SCMP is obliged to use the entire dividends to repay the Loan or parts of it immediately to the Lender until the Loan is fully paid up to the amount of € 6,620,000.00. After that the dividends shall be paid to SCMP.

3.
SCMP shall be entitled to repay all or any portion of the SCMP-Loan, without penalty at any time prior to the end of the loan period. Such pre-payments have to be advised by SCMP to the Lender at least 10 banking days in advance.

IV.	Securities

.
Payment of the SCMP-Loan of EUR 6,620,000.00 (Euro six million six hundred and twenty thousand) and relevant interest will be secured cumulatively by the following (each a “Security Instrument” and collectively the “Security Instruments”) in a form acceptable to the Lender:

a)
Notarial deed containing an abstract acknowledgment of debt in the amount of the SCMP-Loan plus 6% interest p.a. with submission to immediate execution (“abstraktes Schuldanerkenntnis mit Unterwerfung unter die sofortige Zwangsvollstreckung”), as per Annex 1 hereto.

b)
Assignment by SCMP of all rights to dividend payments arising from the share-capital in the respective KGs up to a total amount of EUR 6,620,000.00 provided that in case of partial re-payment of the loan the Lender shall release the rights to dividends in relation to such part of the share-capital for which payments have been made.

c)
upon demand by the Lender pledge the shares held by SCMP corresponding to the tranches set out in Cl. A.I. 2.1 – 2.3 above in the respective KG’s up to a nominal value of € 6,620,000.00; for purposes hereof, the parties agree that upon any exercise by the Lender against the pledged shares, the value of such shares surrendered shall be the value of the share-capital paid for such shares.

V.	Warranties and Representations, Covenants

1.	SCMP shall use its best efforts to collect sufficient funds to be able to repay the SCMP-loan before the expiry of the five-year term.

2.	SCMP shall not dispose any of its assets or accept any restructuring measures in a way unreasonably detrimental to the Lender’s security interest.

3.
To the knowledge of SCMP, the respective KGs do not have in place any dividend restriction other than with NORD/LB as to the distribution of profits and will not agree to any such restriction, other than provided in the agreement with Nord/LB;

4.	SCMP shall present financial statements fully audited in accordance with German GAAP standards to the Lender latest at June 30th of the following year.

5.	SCMP shall present non-audited semi-annual management accounts (i.e. profit and loss, and balance sheet) per June 30th to the Lender on July 30th of each year.

6.	The profits of the KG distributed to SCMP are reserved and used only for the repayment of the Loan.

VI.	Events of Default

1.	An Event of Default occurs if:

a.	SCMP fails to pay when due the Loan or interest or other sum payable hereunder or under or pursuant to any of the Security Instruments or other document relating to this Agreement; or

b.	SCMP or KG defaults in the performance or observance of any other obligation or term contained herein, in any of the Security Instruments or other document relating to this Agreement; or

c.	this Agreement or any of the Security Instruments ceases in whole or in part to be valid, binding or enforceable; or

d.
any representation, warranty covenant or undertaking made by SCMP in this Agreement or in any certificate, statement or other document delivered in connection with the execution and delivery hereof shall prove to have been incorrect, inaccurate or misleading in any material respect; or

e.
there is a material adverse change in the financial situation of SCMP and such occurrence in the opinion of the Lender makes it unlikely that SCMP will be able to perform their obligations hereunder and/or under the Security Instruments in the manner provided herein and/or therein; or

f.	SCMP ceases or threatens to cease to carry on its business or disposes or threatens to dispose of any substantial part of its assets or the same are seized or appropriated for any reason; or

g.
SCMP and/or any of the KGs becomes insolvent or bankrupt or becomes unable to pay its debts as they mature or makes any composition with or assignment for the benefit of its creditors or applies for or consents to or sustains the appointment of a trustee or receiver in respect of its assets or a substantial part thereof or ceases or threatens to cease to carry on business; or

h.	SCMP ceases to be a limited partner (Kommanditist) of one or all of the the KGs holding a minimum of fifty (50) percent of one or all of the KGs; or

i.	any event of default occurs under the Nord/LB Senior Loan Facility and Nord/LB has therefore given notice of termination of the Senior Loan.

2.
If any such event occurs, the Lender shall be entitled by written notice to the SCMP to declare the Loan immediately due and payable with interest accrued thereon and with the ability to enforce the Securities or any of them.

B.

Further Disbursements;

Costs and expenses

1.
SCMP shall reimburse the Lender for the costs of any security provided in respect of the Loan, including but not limited to the costs of any guarantees provided as security, if any, by the Lender or third parties at the Lender’s request and costs.

2.	SCMP shall re-imburse the Lender for any cost of legal advice in relation to this agreement, including but not limited to disbursements, taxes, duties etc.

3.	An invoice provided by the Lender and supported by relevant vouchers or other documentation of disbursements shall be conclusive evidence of the amounts payable by SCMP pursuant to this section B.

4.	Any other costs in relation hereto are to be borne by the party that incurs them

C.

Miscellaneous

I.	Payments

1.	The SCMP-Loan shall be paid to the following bank accounts of the KGs:

Tranche 1:
ATL OFFSHORE GMBH & CO. KG “ISLE OF SYLT” KG
Norddeutsche Landesbank Girozentrale,
Hannover/Germany,
Account number: __________ ; bank code: _______

Tranche 2:
ATL OFFSHORE GMBH & CO. KG “ISLE OF NEUWERK” KG
Norddeutsche Landesbank Girozentrale,
Hannover/Germany,
Account number: __________; bank code: _________

Tranche 3:
ATL OFFSHORE GMBH & CO. KG “ISLE OF USEDOM” KG
Norddeutsche Landesbank Girozentrale,
Hannover/Germany,
Account number: ____________ ; bank code: _________________

2.	Any payment to the Lender under the SCMP-Loan shall be made to the following bank account of the Lender:
Ostfriesische Volksbank eG,
Leer/Germany,
BIC____________________________
____________________________

II.	Severability

Should any provision of this Agreement be invalid or unenforceable or to be regarded as invalid or unenforceable, then the validity and enforceability of the remaining provisions of this Agreement shall not be affected. In this case, the parties will identify and replace the invalid or unenforceable provision or provisions with provision/provisions which comes/come closest to the commercially intended. The same applies in case of gaps in this Agreement.

III.	Modifications

Any and all changes and/or amendments to this Agreement shall be in writing only; this applies in particular to this provision.

IV.	Applicable Law and Settlement of Disputes

1.	All rights and obligations arising out of or in connection with this Agreement shall be governed by and interpreted according to the Law of the Federal Republic of Germany.

2.
All disputes arising out of or in connection with this Agreement or concerning its validity shall be finally settled by arbitration in accordance with the Arbitration Rules of the German Maritime Arbitration Association. Place of arbitration is Hamburg. Language of Arbitration is English.

V.	Notices

1.
Any notice to be served on any party by the other shall be sent by prepaid recorded delivery or registered post or by facsimile and shall be deemed to have been received by the addressee within 72 hours of posting or 24 hours if sent by facsimile to the correct facsimile number of the addressee. Time for service of notice shall not run during a day when it is not a business day in the place of addressee.

2.	The Parties’ addresses and other details for the purposes of this Clause 14 are as follows:

Alfred Hartmann
Attn: Dr. Niels Hartmann
Neue Straße 24
26789 Leer
Germany,
Tel.              +49 – 491 - 999700
Fax:              +49 – 491 -9997060
Email: n.hartmann@hartmann-ag.com

Suresh Capital Maritime Partners Germany GmbH
c/o Cain, Watters & Associates
Attn.: Jason Morton
5580 Peterson Lane - Suite 250,
75240 Dallas,
United States of America
Tel.:              + 1 972 392 5400 ;
E-mail: Jmorton@3to1fmr.com

or any other address notified by a party to all other parties.

Signed this 17 day of June, 2010

/s/ Darrell Cain	/s/ Alfred Hartmann
Suresh Capital Maritime Partners Germany GmbH	Capt. Alfred Hartmann
By: Jason Morton or Darrell W. Cain Title: Managing Director